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                                                                    EXHIBIT 11.1

                                REMEDYTEMP, INC.

               STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
                             (AMOUNTS IN THOUSANDS)

                                                                     THREE MONTHS
                                                                        ENDED         NINE MONTHS
                                                                       JUNE 30,          ENDED
                                                                         1996        JUNE 30, 1996
                                                                     ------------    -------------
Net income(1).....................................................      $1,884          $ 5,088
                                                                        ======          =======
  Average shares outstanding......................................       6,795            6,795
  Common equivalent shares(2):
     Assumed shares sold to prepay shareholder distribution.......         636              636
                                                                        ------          -------
  Weighted average number of common shares........................       7,431            7,431
                                                                        ======          =======
  Earnings per common and common equivalent share.................      $  .25          $   .68
                                                                        ======          =======
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(1) The computation set forth herein is based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C corporation for all periods presented.

(2) Reflects the number of share required to e sold by the Company (as calculated based upon the net proceeds of the initial public offering) to prepay the shareholder distributions of approximately $5.0 million and the $2.2 million pro forma distribution payable at June 30, 1996 as described in
    Note 3 to the Financial Statements.